EXHIBIT 10.28.1

                               AMENDMENT No. 1 to

                       EXECUTIVE DEFERRED RETIREMENT PLAN
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The Executive Deferred Retirement Plan (the "Plan"), amended and restated as of
December 23, 1994, is hereby amended effective December 1, 1999, as follows:

1.   Article 2 "Definitions and Certain Provisions"

     a.   The definition of "Normal Retirement" shall be restated as follows:

          Normal Retirement. "Normal Retirement" means with respect to any
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          Benefit Unit the termination of a Participant's employment with
          Employer for reasons other than death on or after the Participant attains age 62 and after completing deferrals of one hundred percent (100%) of the Cumulative Deferral Amount for such Benefit Unit, excluding deferrals under Options A and B, which are elected as a percentage of Bonus.

2.   Section 5.1 "Retirement Benefit"

     a. The last sentence of the second paragraph is amended to read as follows:

          All installment payments will be calculated on an annual basis but paid in such intervals as may be determined by the Committee, provided that such intervals shall not be less frequent than quarterly; interest will be credited monthly and compounded annually.

3.   Section 5.4 "Survivor Benefits"

     a.   The first sentence of Section 5.4(a) is amended to read as follows:

          Pre-Retirement. If a Participant dies and has not yet commenced
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          receiving Retirement Benefit payments with respect to a Benefit Unit, a Survivor Benefit will be paid to his Beneficiary in annual installments over ten years, except as set forth below.

     b.   The third sentence of Section 5.4(a)(i) is amended to read as follows:

          If the aforementioned lump sum payment is not made, or if the Deferral Account for a Beneficiary exceeds $50,000, said Beneficiaries shall receive their Survivor Benefits in ten (10) annual installments with interest credited after the Participant's death on the unpaid balance at a rate to be determined each year by the Company, but in no case less than 7% per annum.

     c. The third sentence of Section 5.4(a)(ii) is amended to read as follows:


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          If the aforementioned lump sum payment is not made, or if the Deferral
          Account for a Beneficiary exceeds $50,000, said Beneficiaries shall receive their Survivor Benefits in ten (10) annual installments with interest credited after the Participant's death on the unpaid balance at a rate to be determined each year by the Company, but in no case less than 7% per annum.

     d. The first sentence of Section 5.4(b)(ii) is amended to read as follows:

          Option B. The Participant's Beneficiary will be entitled to receive a Survivor Benefit equal to the Deferral Account balance for the Benefit Unit, which will be paid in annual installments over ten years.

     e.   Section 5.4(c) is amended to read follows:

          Large Survivor Benefit. If the aggregate Deferral Account balances which are payable to a Beneficiary as a Survivor Benefit for all of the Participant's Benefit Units exceed $500,000, the Survivor Benefit for each Benefit Unit shall be payable to the Beneficiary over the number of years (if more than ten) which the Participant elected for payment of his Retirement Benefit.

4.   All other terms and conditions of the Plan remain in full force and effect.

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